Exhibit 99.1

Old National Bancorp One Main Street Evansville, IN 47708 oldnational.com
January 24, 2019	Media: Kathy A. Schoettlin (812) 465-7269 Investors: Lynell J. Walton (812) 464-1366

Old National Bancorp announces quarterly cash dividend

Evansville, Ind. (January 24, 2019) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today declared a quarterly cash dividend of $0.13 per share on the Company’s outstanding shares of common stock. The dividend is payable March 15, 2019, to shareholders of record on March 1, 2019. For purposes of broker trading, the ex-date of the cash dividend is February 28, 2019.  Based on Old National’s closing price of $16.13 on January 23, 2019, the quarterly dividend represents an annualized dividend yield of 3.2%.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. Headquartered in Evansville with $19.7 billion in assets, it is a top 100 U.S. bank, the largest Indiana-based bank and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for seven consecutive years. For nearly 185 years, Old National has been a community bank committed to building long-term, highly valued relationships with clients. With locations in Indiana, Kentucky, Michigan, Minnesota and Wisconsin, Old National provides retail and commercial banking services along with comprehensive wealth management, investment and capital markets services. For information and financial data, please visit Investor Relations at oldnational.com.